Exhibit 99.2

INCONTACT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - (Unaudited)

(in thousands except share and per share data)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$3,937	$4,096
Restricted cash	80	—
Auction rate preferred securities	—	50
Accounts and other receivables, net of allowance for uncollectible accounts of $1,798 and $1,871, respectively	8,795	8,176
Other current assets	1,375	1,065

Total current assets	14,187	13,387

Restricted cash	165	—
Property and equipment, net	8,599	8,369
Intangible assets, net	3,085	3,484
Goodwill	3,042	2,858
Auction rate preferred securities	100	175
Other assets	495	474

Total assets	$29,673	$28,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,312	$1,246
Trade accounts payable	7,021	7,039
Accrued liabilities	3,017	2,291
Accrued commissions	1,242	1,158
Deferred revenue	879	939

Total current liabilities	13,471	12,673
Long-term debt and capital lease obligations	7,000	5,756
Deferred rent	413	432
Deferred revenue	377	395
Warrants (Note 5)	349	—

Total liabilities	21,610	19,256

Stockholders’ equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 31,081,896 and 31,065,228 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	3	3
Additional paid-in capital	70,892	70,518
Warrants and options outstanding	718	1,355
Accumulated deficit	(63,500)	(62,335)
Accumulated other comprehensive loss	(50)	(50)

Total stockholders’ equity	8,063	9,491

Total liabilities and stockholders’ equity	$29,673	$28,747

See accompanying notes to condensed consolidated financial statements.

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (Unaudited)

(in thousands except per share data)

	Three months ended March 31,
	2009	2008
	(as adjusted)	(as adjusted)
Revenue:
Software	$6,827	$4,370
Telecom	14,176	15,511

Total revenue	21,003	19,881

Costs of revenue:
Software	2,171	2,141
Telecom	10,636	10,975

Total costs of revenue	12,807	13,116

Gross profit	8,196	6,765

Operating expenses:
Selling and marketing	4,388	4,445
General and administrative	4,013	3,928
Research and development	1,062	1,084

Total operating expenses	9,463	9,457

Loss from operations	(1,267)	(2,692)

Other income (expense):
Interest income	—	20
Interest expense	(187)	(55)
Change in fair value of warrants (Note 5)	(236)	—

Total other expense	(423)	(35)

Loss before income taxes	(1,690)	(2,727)

Income tax expense	13	3

Net loss	$(1,703)	$(2,730)

Net loss per common share:
Basic and diluted	$(0.05)	$(0.09)

Weighted average common shares outstanding:
Basic and diluted	31,071	31,026

See accompanying notes to condensed consolidated financial statements.

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY - (Unaudited)

(in thousands)

	Common Stock		Additional Paid-in	Warrants and Options	Accumulated Deficit	Accumulated Other Comprehensive	Total
	Shares	Amount	Capital	Outstanding		Loss
Balance at January 1, 2009	31,065	$3	$70,518	$1,355	$(62,335)	$(50)	$9,491
Cumulative effect of change in accounting principle (Note 5)	—	—	—	(651)	538	—	(113)
Issuance of restricted stock	17	—	29	—	—	—	29
Stock-based compensation	—	—	235	—	—	—	235
Vesting of restricted stock units	—	—	110	—	—	—	110
Vesting of warrants	—	—	—	14	—	—	14
Net loss	—	—	—	—	(1,703)	—	(1,703)

Balance at March 31, 2009	31,082	$3	$70,892	$718	$(63,500)	$(50)	$8,063

See accompanying notes to condensed consolidated financial statements.

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (Unaudited)

(in thousands)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(1,703)	$(2,730)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization:
Depreciation of property and equipment	643	586
Amortization of intangibles	399	753
Amortization of capitalized software development costs	215	113
Amortization of note financing costs	28	7
Stock-based compensation	388	378
Change in fair value of warrants	236	—
Changes in operating assets and liabilities:
Accounts and other receivables, net	(619)	1,164
Other current assets	(310)	(52)
Other non-current assets	(28)	(16)
Trade accounts payable	(78)	195
Accrued liabilities	726	962
Accrued commissions	84	(127)
Deferred rent	(19)	—
Deferred revenue	(78)	27

Net cash provided by (used in) operating activities	(116)	1,260

Cash flows from investing activities:
Increase in restricted cash	(245)	—
Contingent purchase price payments	(175)	(173)
Redemption of auction rate preferred securities	125	1,000
Purchases of property and equipment	(146)	(638)
Capitalized software development costs	(721)	(440)

Net cash used in investing activities	(1,162)	(251)

Cash flows from financing activities:
Borrowings (payments) under revolving credit facility	1,450	—
Principal payments on long-term debt and capital leases	(331)	(250)
Proceeds from exercise of options and warrants	—	29

Net cash provided by (used in) financing activities	1,119	(221)

Net increase (decrease) in cash and cash equivalents	(159)	788

Cash and cash equivalents at beginning of period	4,096	2,760

Cash and cash equivalents at end of period	$3,937	$3,548

Supplemental cash flow information
Cash paid for interest	$188	$54
Cash paid for taxes	$41	$9

Supplemental schedule of non-cash investing and financing activities:
Unrealized loss on change in fair value of auction rate securities	$—	$110
Property and equipment included in trade accounts payable	$51	$67
Contingent purchase price payments included in accounts payable	$9	$11
Property and equipment and other assets financed through capital leases	$170	$—

See accompanying notes to condensed consolidated financial statements.

INCONTACT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

We changed our name from UCN, Inc. to inContact, Inc. (“inContact”, “we”, “us”, “our”, or the “Company”) on January 1, 2009. The accompanying consolidated financial statements and related footnotes refer to us as inContact for all periods presented. We are incorporated in the state of Delaware.

We provide Software as a Service (“SaaS”) through our inContact® suite, an advanced contact handling and performance management software application. Our services provide a variety of connectivity options for carrying inbound calls to our inContact suite or linking agents to our inContact applications. We provide users the ability to monitor agent effectiveness through our user survey tools and the ability to efficiently monitor their agent needs. We are also an aggregator and provider of telecommunications services. We contract with a number of third party providers for the right to resell the various telecommunication services and products they provide, and then offer all of these services to the users. These services and products allow the user to buy only the telecommunications services they need, combine those services in a customized enhanced contact center package, receive one bill for those services, and call a single point of contact if a service problem or billing issue arises.

Basis of Presentation

These unaudited condensed consolidated financial statements of inContact and its subsidiaries have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, so long as the statements are not misleading. In the opinion of management, these financial statements and accompanying notes contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations for the periods presented herein. These condensed consolidated financial statements should be read in conjunction with the audited financial statements in Exhibit 99.1 of this Current Report on Form 8-K. The results of operations for the three month period ended March 31, 2009 are not necessarily indicative of the results to be expected for the year ended December 31, 2009. Our significant accounting policies are set forth in Note 1 to the consolidated financial statements in Exhibit 99.1 of this Current Report on Form 8-K.

Reclassifications

Beginning in the second quarter of 2009, we made a number of reclassifications to our historical consolidated statements of operations. We added the captions “Software revenue”, “Telecom Revenue”, “Software costs of revenue”, “Telecom costs of revenue” and “Gross profit” to our consolidated statements of operations, which previously included single line items for revenue and costs of revenue (excluding depreciation and amortization) and did not include a gross profit subtotal. Also, we changed our allocation of certain operating expenses within our consolidated statements of operations. Depreciation and amortization expense related to revenue generating assets is included in the captions “Software costs of revenue” and “Telecom costs of revenue.” Depreciation and amortization expense not associated with revenue generating assets is allocated to our other operating expense categories. Depreciation and amortization expense was previously reported separately in the caption “Depreciation and amortization.” In addition, professional service costs, costs associated with providing customer service, and overhead expenses have been allocated to “Software costs of revenue” and “Telecom costs of revenue”. These costs were previously included in “General and administrative” expenses. We believe this presentation provides increased transparency and improved comparability of our costs of revenue and operating expenses and that gross profit is a useful, widely accepted measure of profitability and operating performance. These reclassifications had no effect on any reported measures of profit or loss, including our consolidated loss from operations, net loss or per share amounts.

The following table provides the amounts reclassified for the three months ended March 31, 2009 and 2008:

	Three months ended March 31,
	2009	2008
Amounts Reclassified
Costs of revenue:
Software	$1,904	$2,048
Telecom	678	560
Selling and marketing	223	251
General and administrative	(1,680)	(1,533)
Depreciation and amortization	(1,257)	(1,452)
Research and development	132	126

Total costs of revenue and operating expenses	—	—

Additionally, see Note 13 for reclassifications of costs and expenses within our segments.

NOTE 2. REVENUE RECOGNITION

Revenue is recognized in accordance with SEC Staff Accounting Bulletin (“SAB”) Topic 13, Revenue Recognition, when all of the following four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the fee is fixed or determinable, (3) collection is reasonably assured, and (4) delivery has occurred or services have been rendered.

inContact Suite of Services

Revenue is derived from the use of any of our inContact suite of services that are provided on a monthly recurring basis. Our all-in-one inContact software solution is delivered over our telecommunications and data network. The all-in-one inContact solution includes features such as: skills-based routing; automated call distribution; self-service menus; speech recognition based automated interactive voice response; database integration with the contact handling technology; multimedia contact management (voice, fax, email, chat); management reporting features; workforce management features; performance optimization benchmarking; custom call routing and call flow design; and new hire screening and on-line training tools. Monthly recurring charges are billed in arrears and recognized for the period in which they are earned. In addition to the monthly recurring revenue, revenue is also received on a non-recurring basis for professional services included in implementing or improving a user’s inContact suite experience. For sales contracts with multiple elements (hosted software, training, installation, long distance services), we follow the guidance provided in the Emerging Issues Task Force Issue (“EITF”) No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 allows companies to recognize revenues upfront for delivered elements of a contract when it has objective and reliable evidence of fair value for the undelivered elements of the contract. However, because we have not yet established objective and reliable evidence of fair value for our inContact suite of services (the undelivered element), we defer revenue for upfront fees received for professional services, such as training and installation (the delivered elements), and recognize such fees as revenue over the term of the contract, which is generally 12 to 36 months. Accordingly, we have recorded $1.3 million of deferred revenue at both March 31, 2009 and December 31, 2008. Fees for long distance services in multiple element arrangements with the inContact suite of services are based on usage and are recognized as revenue in the same manner as fees for traditional long distance services discussed in the following paragraph.

Traditional Long Distance Services

Revenue is derived from traditional telecommunications services such as dedicated transport, switched long distance and data services. These services are provided over our network or through third party telecommunications providers. Revenue for the transactional long distance usage is derived based on user specific rate plans and the user’s call usage and is recognized in the period the call is initiated. Users are also billed monthly charges in arrears and revenue is recognized for such charges over the billing period. If the billing period spans more than one month, unbilled revenues are accrued for incurred usage to date.

NOTE 3. BASIC AND DILUTED NET LOSS PER COMMON SHARE

Basic earnings per share is computed by dividing the net income or loss applicable to common shares by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing the net income or loss by the sum of the weighted average number of common shares plus the weighted average common stock equivalents, which would arise from the exercise of outstanding stock options and warrants, using the treasury stock method and the average market price per share during the period.

As a result of incurring a net loss for the three months ended March 31, 2009 and 2008, no outstanding common stock equivalents are included in the calculation of diluted earnings per share because such effect would be anti-dilutive. We had outstanding options, restricted stock units, and warrants to purchase a total of 6,473,125 shares of common stock at March 31, 2009 and 5,222,000 shares of common stock at March 31, 2008.

NOTE 4. RESTRICTED CASH

Beginning January 1, 2009, we were required by an equipment financing company (“Lessor”) to provide a letter of credit equal to 30% of our $550,000 of borrowings made subsequent to that date under the equipment leasing facility with the Lessor. Accordingly, we have classified the associated letter of credit balance of $165,000 as long-term restricted cash in the accompanying balance sheet at March 31, 2009. The remaining $80,000 of current restricted cash is held on deposit for credit card processing.

NOTE 5. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. We adopted Statement No. 157, Fair Value Measurements (“Statement 157”), on January 1, 2008. This statement defines fair value, establishes a framework to measure fair value, and expands disclosures about fair value measurements. Statement 157 establishes a fair value hierarchy used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

Auction Rate Preferred Securities

Our auction rate preferred securities (“ARPS”) were our only assets measured at fair value on a recurring basis subject to the disclosure requirements of Statement 157 at March 31, 2009. We classified the investment in ARPS as a Level 3 investment as these securities have significant unobservable inputs. The fair value of the investment in ARPS as of March 31, 2009 was $100,000. We have determined the estimated fair values of these securities utilizing a discounted cash flow analysis as of March 31, 2009. This analysis considers, among other items, the collateralization of the underlying securities, the expected future cash flows and the expectation of the next time the security is expected to have a successful auction. These securities were also compared, when possible, to other observable market data with similar characteristics to the securities held by us.

Warrants

We adopted Emerging Issues Task Force Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”) effective January 1, 2009. The adoption of the requirements of EITF 07-5 can affect the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). Down-round provisions reduce the exercise price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price. We evaluated whether warrants to acquire our stock contain provisions that protect holders from declines in the stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option. We determined that the following warrants contained such provisions, thereby concluding they were not indexed to our own stock:

•	Warrants issued to ComVest Capital, LLC (“ComVest”) in conjunction with the Revolving Credit Note and Term Loan Agreement, exercisable for 330,000 shares of our common stock that expire May 23, 2011.

•	Warrants issued to ComVest in conjunction with the an amendment to the Revolving Credit Note and Term Loan Agreement, exercisable for 55,000 shares of our common stock that expire May 23, 2011.

In accordance with EITF 07-5, on January 1, 2009 we began recognizing these warrants issued to ComVest (the “ComVest Warrants”) as liabilities at their respective fair values on each reporting date. The cumulative effect of the change in accounting for these warrants of $538,000 was recognized as an adjustment to the opening balance of accumulated deficit at January 1, 2009. The cumulative effect adjustment was the difference between the amounts recognized in the condensed consolidated balance sheet before initial adoption of EITF 07-5 and the amounts recognized in the condensed consolidated balance sheet upon the initial application of EITF 07-5. The amounts recognized in the condensed consolidated balance sheet as a result of the initial application of EITF 07-5 on January 1, 2009 were determined based on the amounts that would have been recognized if EITF 07-5 had been applied from the issuance date of the warrants. We measured the estimated fair value of these warrants as of March 31, 2009, and recorded a $236,000 charge to record the liabilities associated with these warrants at their estimated fair values totaling $349,000 as of March 31, 2009. We estimated the fair values of these securities using a Black-Scholes valuation model.

Recurring Level 3 Activity

The table below provides a reconciliation of the beginning and ending balances for the major classes of assets and liabilities measured at fair value using significant unobservable inputs (Level 3). The table reflects gains and losses for the quarter for all financial assets and liabilities categorized as Level 3 as of March 31, 2009 and 2008 (in thousands):

Auction rate preferred securities:
Balance at January 1, 2008	$2,000
Total redemptions	(1,000)
Total realized and unrealized gains (losses)	(110)

Balance at March 31, 2008	$890

Balance at January 1, 2009	$225
Total redemptions	(125)
Total realized and unrealized gains (losses)	—

Balance at March 31, 2009	$100

Warrants:
Balance at January 1, 2009	$113
Total realized and unrealized gains (losses)	236

Balance at March 31, 2009	$349

Fair Value Estimates

Our fair value estimates at March 31, 2009 were as follows (in thousands):

	Fair value as of March 31, 2009	Quoted Prices in Active Markets for Identifical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Gains (losses) during the three months ended March 31, 2009
Recurring basis:
Assets:
Auction rate preferred securities	$100	$—	$—	$100	$—

Total	$100	$—	$—	$100	$—

Liabilities:
ComVest warrants	$349	$—	$—	$349	$(236)

Total	$349	$—	$—	$349	$(236)

Our fair value estimates at December 31, 2008 were as follows (in thousands):

	Fair value as of December 31, 2009	Quoted Prices in Active Markets for Identifical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring basis:
Assets:
Auction rate preferred securities	$225	$—	$—	$225

Total	$225	$—	$—	$225

Basis for Valuation

The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts and other receivables, and trade accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The estimated fair value of the auction rate preferred securities was computed as described above. The fair values of the revolving credit note and promissory notes payable were computed using a discounted cash flow model using estimated market rates adjusted for our credit risk as of March 31, 2009. The fair value of the ComVest warrants were computed using a Black-Scholes option pricing model. The carrying value and estimated fair value of our auction rate preferred securities, revolving credit note, promissory notes payable , and ComVest warrants are as follows (in thousands):

	March 31, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Auction rate preferred securities	$100	$100	$225	$225
Revolving credit note	$5,500	$5,459	$4,050	$4,008
Promissory notes	$158	$157	$177	$176
ComVest warrants	$349	$349	$—	$—

Our disclosure of the estimated fair value of our financial instruments is made in accordance with the requirements of Statement No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by us using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts we could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of March 31, 2009 and December 31, 2008.

NOTE 6. GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the three months ended March 31, 2009 consisted of the following (in thousands):

Balance as of January 1, 2009	$2,858
Goodwill adjustment	184

Balance as of March 31, 2009	$3,042

The goodwill adjustment of $184,000 in the first quarter of 2009 was a result of contingent purchase price payments related to acquisitions in previous years. Goodwill from acquisitions is attributable to the Software segment.

Intangible assets consisted of the following (in thousands):

	March 31, 2009			December 31, 2008
	Gross Assets	Accumulated Amortization	Intangible assets, net	Gross Assets	Accumulated Amortization	Intangible assets, net
Customer lists acquired	$16,495	$15,909	$586	$16,495	$15,647	$848
Technology and patents	10,231	8,856	1,375	10,231	8,755	1,476
Trade names and trade marks	1,194	173	1,021	1,194	152	1,042
Non-compete agreement	333	284	49	333	269	64
Domain name	54	—	54	54	—	54

Total	$28,307	$25,222	$3,085	$28,307	$24,823	$3,484

We recorded amortization expense for intangible assets of $399,000 during the three months ended March 31, 2009 and $834,000 during the three months ended March 31, 2008.

Based on the recorded intangibles at March 31, 2009, estimated amortization expense is expected to be $561,000 during the remainder of 2009, $574,000 in 2010, $555,000 in 2011, $239,000 in 2012, $210,000 in 2013 and $210,000 in 2014.

NOTE 7. ACCRUED LIABILITIES

Accrued liabilities consisted of the following (in thousands):

	March 31, 2009	December 31, 2008
Accrued payroll and other compensation	$2,242	$1,554
Accrued payphone and carrier charges	254	301
Current portion of operating lease obligations	43	45
Accrued professional fees	313	238
Current portion of deferred rent	49	40
Other	116	113

Total	$3,017	$2,291

NOTE 8. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

We drew $1.5 million from our Revolving Credit Note with ComVest Capital, LLC (“ComVest”) during the three months ended March 31, 2009. The Revolving Credit Note bears interest at a fixed rate of nine percent (9.0%) and there are no requirements to repay outstanding principal payments until May 2010 unless the outstanding principal under the Revolving Credit Note exceeds the allowed maximum availability at any time, in which case we are obligated to immediately make a payment to ComVest in an amount sufficient to cause the outstanding principal to be equal to or less than the allowed maximum availability. The Revolving Credit Note provides for maximum availability of $7.5 million based on a calculation of 85 percent of billed and 65 percent of earned but unbilled accounts receivable at the measurement date. We are required to make monthly interest payments based on the outstanding balance and the entire outstanding balance is due at maturity. There was $2.0 million of unused commitment at March 31, 2009 under the Revolving Credit Note.

We entered into an equipment leasing facility with an equipment financing company (“Lessor”) in 2008. Under the terms of the leasing facility, the Lessor has agreed to provide us financing of $2.8 million to lease computer related equipment and software for our business operations, which the Lessor will lease to us in the form of a capital lease. The term of the facility is 30 months upon our acceptance of the leased property. The calculated interest rate is subject to change based on changes in the Treasury yield, installation period of the lease and the residual value. We have $2.1 million of capital lease obligations at March 31, 2009 related to this equipment leasing facility. We have utilized the full $2.8 million of the leasing facility at March 31, 2009 to acquire computer related equipment and software. Beginning January 1, 2009, we were required by the Lessor to provide a letter of credit equal to 30% of the $550,000 of additional borrowings made subsequent to that date under the equipment leasing facility. Accordingly, we have classified the associated letter of credit balance of $165,000 as long-term restricted cash on the accompanying balance sheet at March 31, 2009.

We also have $580,000 of capital lease obligations at March 31, 2009 related to equipment leasing facilities entered into during 2007 and 2006.

NOTE 9. CAPITAL TRANSACTIONS

In December 2008, we entered into a consulting agreement with a third party to provide investor relations services. Under the agreement, we agreed to issue as partial consideration for services a total of 100,000 shares of our common stock, earned monthly in arrears in equal monthly installments during the 18-month period commencing January 1, 2009. We issued 16,668 shares of common stock to this third party during the three months ended March 31, 2009 pursuant to the consulting agreement.

NOTE 10. STOCK-BASED COMPENSATION

We account for stock-based compensation in accordance with SFAS No. 123(R), Share-Based Payment (“Statement 123(R)”). Statement 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statements of Operations. As stock-based compensation expense recognized in each period is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Statement 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We recorded stock-based compensation expense (including stock options, warrants, and restricted stock units) to the same departments where cash compensation was recorded as follows (in thousands):

	Three months ended March 31,
	2009	2008
Costs of revenue	$(84)	$16
Selling and marketing	62	129
General and administrative	349	197
Research and development	61	36

Total	$388	$378

We selected the Black-Scholes model as the most appropriate method for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock. Volatility is based on historical stock prices over the expected life of the option.

During the three months ended March 31, 2009, we granted 759,950 stock options, principally to our executive officers, with exercise prices ranging from $1.32 to $2.30 and a weighted-average fair value of $1.06. During the three months ended March 31, 2008, we granted 127,000 stock options with exercise prices ranging from $3.00 to $4.50 and a weighted-average fair value of $1.68.

As of March 31, 2009, there was $1.3 million of total unrecognized compensation cost related to non-vested stock-based compensation awards granted under our stock option plans. The compensation cost is expected to be recognized over a weighted average period of 0.89 years.

NOTE 11. COMPREHENSIVE LOSS

Comprehensive loss includes unrealized losses on auction rate preferred securities. The difference between net loss and comprehensive loss is as follows (in thousands):

	Three months ended March 31,
	2009	2008
Net loss	$(1,703)	$(2,730)
Unrealized loss on available-for-sale securities	—	(110)

Comprehensive loss	$(1,703)	$(2,840)

NOTE 12. RELATED PARTY TRANSACTIONS

We paid the Chairman of the Board of Directors (the “Chairman”) $6,000 per month during the three months ended March 31, 2009 and 2008 for consulting, marketing, and capital raising activities. We owed the Chairman $6,000 at March 31, 2009 and December 31, 2008. The Chairman has also provided his personal guaranty in the amount of up to $250,000 to certain long distance carriers, for which we have agreed to indemnify him for any losses for which he may become liable.

NOTE 13. SEGMENTS

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

We report financial information for our operating segments under the provisions of Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information (“Statement 131”). The method described in Statement 131 for determining what segment information to report is referred to as the management approach. The management approach is based on the way that management organizes the segments within the Company for making operating decisions and assessing performance. Beginning in the second quarter of 2009, in conjunction with the change in our consolidated statements of operations as described above under the heading “Reclassifications,” we reevaluated our approach to how we compile segment financial information for purposes of making operating decisions and assessing performance. As a result, we made changes to the manner in which certain indirect expenses are allocated to our two operating segments: Software and Telecom. Due primarily to this change, beginning in the second quarter of 2009, a larger portion of total indirect expenses are allocated to the Software segment than has historically been allocated to the Software segment since we began disclosing segment financial information. To improve comparability, segment financial information reported in this Exhibit 99.2 is reclassified to reflect the impact of changes made in our segmentation on the reporting periods included herein. These reclassifications have no effect on reported consolidated revenue, loss from operations, net loss or per share amounts. These reclassifications also have no effect on reported segment revenues.

Management evaluates segment performance based on operating data (revenue, costs of revenue, and other operating expenses). Management does not manage and evaluate segment performance based on assets.

The following table provides the amounts reclassified for the Software and Telecom segments for the three months ended March 31, 2009 and 2008:

	Three months ended March 31, 2009
	Software	Telecom	Consolidated
Amounts Reclassified
Costs of revenue	$1,904	$678	$2,582
Direct selling and marketing (1)	(305)	305	—
Direct research and development (1)	—	—	—
Depreciation and amortization	(443)	(814)	(1,257)
Indirect (1)	479	(1,804)	(1,325)

Total costs of revenue and operating expenses	1,635	(1,635)	—

	Three months ended March 31, 2008
	Software	Telecom	Consolidated
Amounts Reclassified
Costs of revenue	$2,048	$560	$2,608
Direct selling and marketing (1)	(101)	101	—
Direct research and development (1)	—	—	—
Depreciation and amortization	(739)	(713)	(1,452)
Indirect (1)	600	(1,756)	(1,156)

Total costs of revenue and operating expenses	1,808	(1,808)	—

(1)	In the second quarter of 2009, we began classifying operating expenses as either “direct” or “indirect” for segment reporting. Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment. Thus, these reclassifications show the change between amounts originally reported in the first quarter 2009 Form 10-Q, which included the allocation of indirect costs to costs of revenue and each operating expense category, and the amounts reported in this Exhibit 99.2 to the Current Report on Form 8-K, which does not include such allocation of indirect costs.

Operating segment revenues and profitability, as adjusted, for the three months ended March 31, 2009 and 2008 were as follows (in thousands):

	Three months ended March 31, 2009			Three months ended March 31, 2008
	Software	Telecom	Consolidated	Software	Telecom	Consolidated
Revenue	$6,827	$14,176	$21,003	$4,370	$15,511	$19,881
Costs of revenue	2,171	10,636	12,807	2,141	10,975	13,116

Gross profit	4,656	3,540	8,196	2,229	4,536	6,765
Gross margin	68%	25%	39%	51%	29%	34%

Operating expenses:
Direct selling and marketing	2,662	1,504	4,166	2,684	1,510	4,194
Direct research and development	930	—	930	958	—	958
Indirect	2,737	1,630	4,367	2,635	1,670	4,305

Income (loss) from operations	$(1,673)	$406	$(1,267)	$(4,048)	$1,356	$(2,692)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Three Months Ended March 31, 2009 and 2009

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the December 31, 2008 consolidated financial statements and notes thereto, along with the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Exhibit 99.1 of this Current Report on Form 8-K.

OVERVIEW

We are principally focused on selling software solutions and telecommunication services to the contact center industry. In 2005, we began the process of transitioning from operating as a telecommunications services provider to operating primarily as a Software-as-a-Service provider focused on the contact center market.

We began as a reseller of telecommunication services. After a series of strategic acquisitions, we emerged with a new product approach combining a national voice over IP (VoIP) network with innovative, on-demand contact handling and agent optimization software technology called inContact®. We use the SaaS model to sell our inContact product suite to the contact center industry. Our inContact product suite is a set of software applications hosted and delivered by us to our customers on a per-seat basis with the ability to scale capacity up or down as business fluctuates.

We continue to derive the majority of our revenue from long distance telecommunication and related services. As a domestic and international long distance reseller and aggregator, we contract with a number of third party long distance service providers for the right to resell telecommunication services to our customers. The variety of traditional telecommunication services we offer enables our customers to: (1) buy most of the telecommunications services they need from one source, (2) combine those services into a customized package including inContact’s all-in-one, contact center solution, (3) receive one bill for those services, (4) make one call to inContact if service problems or billing issues arise, and (5) depend on our professional team of employees to manage their network and contact center solution, end-to-end, so our users can focus on their business operations.

We offer our users a set of traditional connectivity products, which include the dedicated voice T1 product, the Intelligent-T™, VoIP connectivity services and our switched 1+ services. In addition to long distance, toll-free, and other traditional telephone services, these connectivity options enable our users to connect to our VoIP Network and the complete set of inContact suite of services we have available. Our users publish toll free and local inbound numbers to their customers enabling inbound calls to be handled directly or through the inContact suite embedded in the VoIP Network.

SOURCES OF REVENUE

We derive our revenues from two major business activities: (1) hosting and support of our inContact software suite of services and associated professional services and (2) reselling telecommunication services. Since 2005, our primary business focus has been on selling and marketing our inContact software suite.

Software

Software hosting and support of our inContact suite of services is provided on a monthly basis. Monthly recurring charges are billed in arrears and recognized for the period in which they are earned. In addition to the monthly recurring revenue, revenue is also received on a non-recurring basis for professional services included in implementing or improving a user’s inContact suite experience. Our hosting services provide remote management and maintenance of our software and customers’ data. Customers access “hosted” software and data through a secure Internet connection. Support services include technical assistance for our software products and product upgrades and enhancements on a when and if available basis. Our telecommunications and data network is fundamental to our inContact suite and allows us to provide the all-in-one inContact solution.

Telecom

We continue to derive revenue from traditional telecommunications services such as dedicated transport, switched long distance and data services. These services are provided over our network or through third party telecommunications providers. Revenue for the transactional long distance usage is derived based on user specific rate plans and the user’s call usage and is recognized in the period the call is initiated. Users are also billed monthly charges in arrears and revenue is recognized for such charges over the billing period. If the billing period spans more than one month, unbilled revenues are accrued for incurred usage to date.

COST OF REVENUE AND OPERATING EXPENSES

Costs of Revenue

Costs of revenue consists primarily of payments to third party long distance service providers for resold telecommunication services to our customers. Costs of revenue also includes salaries (including stock-based compensation) and related expenses for our hosting, support and professional services organizations, equipment depreciation relating to our hosting services, and amortization of acquired intangible assets, amortization of capitalized software development costs, and allocated overhead, such as rent, utilities and depreciation on property and equipment. As a result, overhead expenses are included in cost of revenues and each operating expense category. The cost associated with providing professional services is significantly higher as a percentage of revenue than the cost associated with delivering our software services due to the labor costs associated with providing professional services.

Sales and Marketing

Sales and marketing expenses consist primarily of salaries and related expenses for employees in sales and marketing, including commissions and bonuses, advertising, marketing events, corporate communications, product management expenses, travel costs, and allocated overhead. We intend to continue to invest in sales and marketing. Accordingly, sales and marketing expenses could increase in absolute dollars depending on our investment decisions in line with our ongoing assessment of the market opportunity to support additional growth.

General and Administrative

General and administrative expenses consist primarily of salary and related expenses for management, finance and accounting, legal, information systems and human resources personnel, professional fees, other corporate expenses, and allocated overhead. We expect general and administrative expenses as a percentage of revenue to decrease as we continue to leverage our existing general and administrative personnel and other expenses to support our anticipated growth. General and administrative expenses in absolute dollars may increase or decrease depending upon investments we make to support the size of our business.

Research and Development

Research and development expenses consist primarily of the non-capitalized portion of salary and related expenses for development personnel and costs related to the development of new products, enhancement of existing products, quality assurance, market research, testing, and allocated overhead. We expect research and development expenses to increase in absolute dollars in the future as we intend to release new features and functionality on a frequent basis, expand our content offerings, upgrade and extend our service offerings, and develop new technologies.

RESULTS OF OPERATIONS

Reclassifications

Beginning in the second quarter of 2009, we made a number of reclassifications to our historical consolidated statements of operations. We added the captions “Software revenue”, “Telecom Revenue”, “Software costs of revenue”, “Telecom costs of revenue” and “Gross profit” to our consolidated statements of operations, which previously included single line items for revenue and costs of revenue (excluding depreciation and amortization) and did not include a gross profit subtotal. Also, we changed our allocation of certain operating expenses within our consolidated statements of operations. Depreciation and amortization expense related to revenue generating assets is included in the captions “Software costs of revenue” and “Telecom costs of revenue.” Depreciation and amortization expense not associated with revenue generating assets is allocated to our other operating expense categories. Depreciation and amortization expense was previously reported separately in the caption “Depreciation and amortization.” In addition, professional service costs, costs associated with providing customer service, and overhead expenses have been allocated to “Software costs of revenue” and “Telecom costs of revenue”. These costs were previously included in “General and administrative” expenses. We believe this presentation provides increased transparency and improved comparability of our costs of revenue and operating expenses and that gross profit is a useful, widely accepted measure of profitability and operating performance. These reclassifications had no effect on any reported measures of profit or loss, including our consolidated loss from operations, net loss or per share amounts.

Three Months Ended March 31, 2009 and 2008

The following is a tabular presentation of our condensed consolidated operating results, as adjusted, for the three months ended March 31, 2009 compared to our condensed consolidated operating results for the three months ended March 31, 2008 (in thousands):

	2009	2008	$ Change	% Change
Revenue	$21,003	$19,881	$1,122	6%
Costs of revenue	12,807	13,116	(309)	-2%

Gross profit	8,196	6,765	1,431
Gross margin	39%	34%
Operating expenses:
Selling and marketing	4,388	4,445	(57)	-1%
General and administrative	4,013	3,928	85	2%
Research and development	1,062	1,084	(22)	-2%

Total operating expenses	9,463	9,457	6

Loss from operations	(1,267)	(2,692)	1,425
Other income (expense)	(423)	(35)	(388)	1109%

Loss before income taxes	(1,690)	(2,727)	1,037
Income tax expense	13	3	10

Net loss	$(1,703)	$(2,730)	$1,027

Revenue

Total revenues increased $1.1 million or 6% to $21.0 million during the three months ended March 31, 2009 compared to revenues of $19.9 million during the same period in 2008. The increase relates to an increase of $2.4 million in Software segment revenue due to our focus on sales and marketing efforts on our all-in-one hosted inContact suite. This increase is offset by a decrease of $1.3 million in Telecom segment revenue due to expected attrition.

Cost of revenue

Costs of revenue decreased $309,000 or 2% to $12.8 million during the three months ended March 31, 2009 compared to $13.1 million during the same period in 2008. Gross profit increased five percentage points to 39% during the three months ended March 31, 2009 compared to 34% during the same period in 2008. This increase is primarily driven by our transition in sales mix from our lower margin Telecom segment to our higher margin Software segment as a result of increased sales of our hosted inContact suite.

Selling and marketing

Selling and marketing expense remained flat at $4.4 million during the three months ended March 31, 2009 and 2008.

General and administrative

General and administrative expense increased $85,000 or 2% to $4.0 million during the three months ended March 31, 2009 from $3.9 million during the same period in 2008. This increase primarily relates to severance compensation charges for two former executive officers terminated in the first quarter of 2009.

Research and development

Research and development expense remained flat at $1.1 million during the three months ended March 31, 2009 compared to the same period in 2008. During the three months ended March 31, 2009, we capitalized an additional $721,000 of costs related to our internally developed software compared to $440,000 during the same period in 2008.

Other expense

Other expense increased $388,000 to $423,000 during the three months ended March 31, 2009 from $35,000 during the same period in 2008. Of this increase, net interest expense increased $152,000 due to a higher outstanding balance on our revolving credit facility in the first quarter of 2009 as compared to the first quarter of 2008. The remaining $236,000 of the increase is due to the adoption of a new accounting pronouncement on January 1, 2009. This non-cash charge taken in the first quarter of 2009 represents the change in fair value of warrants during the period. See Note 5 to the accompanying Notes to the Unaudited Condensed Consolidated Financial Statements for a more detailed explanation of the accounting for this new accounting pronouncement.

SEGMENT REPORTING

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

We report financial information for our operating segments under the provisions of Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information (“Statement 131”). The method described in Statement 131 for determining what segment information to report is referred to as the management approach. The management approach is based on the way that management organizes the segments within the Company for making operating decisions and assessing performance. Beginning in the second quarter of 2009, in conjunction with the change in our consolidated statements of operations as described above under the heading “Reclassifications,” we reevaluated our approach to how we compile segment financial information for purposes of making operating decisions and assessing performance. As a result, we made changes to the manner in which certain indirect expenses are allocated to our two operating segments: Software and Telecom. Due primarily to this change, beginning in the second quarter of 2009, a larger portion of total indirect expenses are allocated to the Software segment than has historically been allocated to the Software segment since we began disclosing segment financial information. To improve comparability, segment financial information reported in this Exhibit 99.2 is reclassified to reflect the impact of changes made in our segmentation on the reporting periods included herein. These reclassifications have no effect on reported consolidated revenue, loss from operations, net loss or per share amounts. These reclassifications also have no effect on reported segment revenues.

For segment reporting, we classify operating expenses as either “direct” or “indirect”. Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Software Segment Results

The following is a tabular presentation and comparison of our Software segment unaudited condensed consolidated operating results, as adjusted, for the three months ended March 31, 2009 and 2008 (in thousands):

	Three Months Ended March 31,
	2009	2008	$ Change	% Change
Revenue	$6,827	$4,370	$2,457	56%
Costs of revenue	2,171	2,141	30	1%

Gross profit	4,656	2,229
Gross margin	68%	51%

Operating expenses:
Direct selling and marketing	2,662	2,684	(22)	-1%
Direct research and development	930	958	(28)	-3%
Indirect	2,737	2,635	102	4%

Loss from operations	$(1,673)	$(4,048)

The Software segment revenue increased by $2.4 million or 56% to $6.8 million during the three months ended March 31, 2009 from $4.4 million during the same period in 2008. The increase is a result of the selling and marketing efforts we have undertaken to expand the inContact suite of services in the market. Software segment revenue includes revenue from professional services of $349,000 for the first quarter of 2009 compared to $256,000 for the first quarter of 2008.

Gross margin increased 17 percentage points to 68% during the three months ended March 31, 2009 compared to 51% during the same period in 2008. Subsequent to the first quarter of 2008, certain intangible assets became fully amortized. Thus, we recorded approximately $420,000 of amortization related to these intangible assets during the first quarter of 2008 that we did not record during the first quarter of 2009. Additionally, our costs of revenue contain certain payroll costs for customer support that are primarily fixed costs rather than variable. Hence, although there was a significant increase in Software segment revenue during the three months ended March 31, 2009 compared to the same period in 2008, the increase in revenue did not require a comparable increase in costs of revenue.

While direct expenses remained flat during the three months ended March 31, 2009 compared to the same period in 2008, indirect expenses increased $102,000 or 4% to $2.7 million during the three months ended March 31, 2009 compared to $2.6 million during the same period in 2008. This increase primarily relates to severance compensation charges for a executive officer terminated in the first quarter of 2009. We also continue to develop the services provided in the Software segment by investing in research and development. During the three months ended March 31, 2009, we capitalized $721,000 of costs related to our internally developed software compared to $440,000 capitalized during the same period in 2008.

Telecom Segment Results

The following is a tabular presentation and comparison of our Telecom segment condensed consolidated operating results for the three months ended March 31, 2009 and 2008 (in thousands):

	Three Months Ended March 31,
	2009	2008	$ Change	% Change
Revenue	$14,176	$15,511	$(1,335)	-9%
Costs of revenue	10,636	10,975	(339)	-3%

Gross profit	3,540	4,536
Gross margin	25%	29%

Operating expenses:
Direct selling and marketing	1,504	1,510	(6)	0%
Direct research and development	—	—
Indirect	1,630	1,670	(40)	-2%

Income from operations	$406	$1,356

We continue to see decreases in Telecom segment revenue; however, attrition rates are in line with our expectations. Overall Telecom segment revenue decreased $1.3 million or 9% to $14.2 million during the three months ended March 31, 2009 compared to $15.5 million during the same period in 2008. This decrease is due to the expected attrition of our Telecom customers as we focus our selling and marketing efforts on our inContact suite of services. With the decline in revenues from the Telecom segment, we reduced overall costs in the segment as well. Our costs of revenue decreased 3% during the three months ended March 31, 2009 compared to the same period in 2008.

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of liquidity are cash and cash equivalents and available borrowings under our revolving credit facility, which expires in May 2010. At March 31, 2009, we had $3.9 million of cash and cash equivalents. Cash equivalents are comprised of highly liquid assets with an original maturity at date of purchase of three months or less. In addition to cash and cash equivalents, we have access to additional available borrowings under our revolving credit facility. The revolving credit facility is secured by essentially all our assets. The additional available borrowings under the revolving credit facility are $1.8 million, resulting in total cash and additional availability under the revolving credit facility of $5.7 million at March 31, 2009.

We experienced a net loss of $1.7 million during the three months ended March 31, 2009. Primary expenses affecting operations during this period were non-cash charges related to $1.3 million of depreciation and amortization, $388,000 of stock-based compensation and $236,000 for the change in the fair value of certain warrants.

Our working capital of $716,000 at March 31, 2009 remained essentially unchanged from our working capital of $714,000 at December 31, 2008. The change in working capital caused by an $810,000 increase in accrued liabilities and accrued commissions, a $50,000 liquidation of short-term investments, and a $165,000 reclassification of our cash and cash equivalents to long-term restricted cash was fully offset by a $929,000 increase in accounts receivable and other current assets, a $60,000 decrease in current deferred revenue, and a $159,000 decrease in cash and cash equivalents.

During the three months ended March 31, 2009, we generated $1.1 million of cash from financing activities. We obtained cash from financing activities primarily by borrowing $1.5 million from our revolving credit facility. During the three months ended March 31, 2009, we used $116,000 and $1.2 million of cash in operating and investing activities, respectively. Cash used in investing activities was used to acquire property and equipment and obtain letters of credit as described in Note 4 to the accompanying Notes to the Unaudited Condensed Consolidated Financial Statements. We had an overall net decrease in cash of $159,000 during the three months ended March 31, 2009. The amount that we have invested in our expansion has provided additional network capacity and additional resources to help grow our inContact suite.

We believe that current economic conditions will impact our access to equity financing through 2009. Accordingly, we expect to rely on internally generated cash, our revolving credit facility and our equipment leasing facility to finance operations and capital requirements. We believe that existing cash and cash equivalents, cash from operations, and available borrowings under our revolving credit facility will be sufficient to meet our cash requirements during the next twelve months.

FAIR VALUE MEASUREMENTS

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. We adopted Statement No. 157, Fair Value Measurements (“Statement 157”), on January 1, 2008. This statement defines fair value, establishes a framework to measure fair value, and expands disclosures about fair value measurements. Statement 157 establishes a fair value hierarchy used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

Auction Rate Preferred Securities

We utilized unobservable (Level 3) inputs in determining the fair value of our auction rate preferred securities, which totaled $100,000 at March 31, 2009. In prior periods, due to the auction process which took place every 7-30 days for most securities, quoted market prices were readily available, which would qualify as Level 1 under Statement 157. However, due to events in credit markets during the first quarter of 2008, the auction events for most of these instruments failed and, therefore, we have determined the estimated fair values of these securities utilizing a discounted cash flow analysis as of March 31, 2009. This analysis considers, among other items, the collateralization of the underlying securities, the expected future cash flows and the expectation of the next time the security is expected to have a successful auction. These securities were also compared, when possible, to other observable market data with similar characteristics to the securities held by us. Due to these events, we recorded a temporary unrealized decline in fair value of $50,000 for the year ended December 31, 2008, with an offsetting entry to accumulated other comprehensive loss. We currently believe that this temporary decline in fair value is due entirely to liquidity issues and not credit issues, because the auction rate preferred securities are in AAA closed-end bond mutual funds that are over-collateralized by at least 200% and are backed by these underlying marketable securities. In addition, our holdings of auction rate preferred securities represented only 2% of our total cash, cash equivalent, and investment balance at March 31, 2009, which we believe allows us sufficient time for the securities to return to original full value. We will re-evaluate each of these factors as market conditions change in subsequent periods.

Warrants

We adopted Emerging Issues Task Force Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”) effective January 1, 2009. The adoption of the requirements of EITF 07-5 can affect the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). Down-round provisions reduce the exercise price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price. We evaluated whether warrants to acquire our stock contain provisions that protect holders from declines in the stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option. We determined that the following warrants contained such provisions, thereby concluding they were not indexed to our own stock:

•	Warrants issued to ComVest Capital, LLC (“ComVest”) in conjunction with the Revolving Credit Note and Term Loan Agreement, exercisable for 330,000 shares of our common stock that expire May 23, 2011.

•	Warrants issued to ComVest in conjunction with the an amendment to the Revolving Credit Note and Term Loan Agreement, exercisable for 55,000 shares of our common stock that expire May 23, 2011.

In accordance with EITF 07-5, on January 1, 2009 we began recognizing these warrants issued to ComVest (the “ComVest Warrants”) as liabilities at their respective fair values on each reporting date. We measured the fair value of these warrants as of March 31, 2009, and recorded a $236,000 charge to record the liabilities associated with these warrants at their estimated fair values totaling $349,000 as of March 31, 2009. We estimated the fair values of these securities using a Black-Scholes valuation model.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

A summary of our significant accounting policies and estimates is discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 1 included in Exhibit 99.1 of this Current Report on Form 8-K. The preparation of the financial statements in accordance with U.S. generally accepted accounting principles requires us to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets and liabilities. Significant areas of uncertainty that require judgments, estimates and assumptions include the accounting for income taxes and other contingencies as well as asset impairment and collectability of accounts receivable. We use historical and other information that we consider to be relevant to make these judgments and estimates. However, actual results may differ from those estimates and assumptions that are used to prepare our financial statements.